EXHIBIT 99.1

Contacts: Rajesh C. Shrotriya, M.D., CEO and President Spectrum Pharmaceuticals, Inc. (949) 743-9295	Anna Kazanchyan, M.D. Spectrum Pharmaceuticals, Inc. (949) 743-9215

Spectrum Pharmaceuticals Announces $25 Million
Private Placement Financing

     IRVINE, Calif., April 21, 2004 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has agreed to sell approximately 3.2 million shares of its common stock to select institutional investors at a price of $7.75 per share for aggregate proceeds of approximately $25 million in a private placement transaction, subject to certain conditions. In addition, purchasers of the common stock will receive warrants to purchase up to approximately 1.1 million shares of common stock at an exercise price of $10.00 per share, which are first exercisable in April 2005. The private placement is expected to close within the next several days and the Company expects to use the net proceeds from this financing for general corporate purposes.

     The common stock and warrants to purchase common stock, when issued, will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States without a registration statement or an exemption from registration requirements.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the sale of securities by the Company, and any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing drug candidates may not prove safe or effective, the possibility that our existing drug candidates may not receive approval from the

FDA in a timely manner or at all, the possibility that our existing drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues and need for additional financing, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our management’s limited experience working together, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.